ADMA Biologics Reports First Quarter 2013 Financial and Operational Results

RAMSEY, N.J., May 14, 2013 - ADMA Biologics, Inc. (ADMA), a specialty immune globulin company that develops, manufactures and intends to market plasma-based biologics for the treatment and prevention of certain infectious diseases, today reported financial and operational results for the quarter ended March 31, 2013. First quarter and subsequent highlights include the following:

•	Commenced pivotal Phase III clinical study of RI-002 for the treatment of primary immune deficiency disease (PIDD)

•	Increased revenues generated from ADMA BioCenters year-over-year to $0.8 million

•	Accessed additional $1 million under credit facility to continue to advance Phase III pivotal trial

“During the quarter we were pleased to report that we commenced our pivotal Phase III trial of RI-002 in patients with PIDD, achieving a major milestone for our company,” stated Adam Grossman, President and Chief Executive Officer of ADMA. “In addition, we achieved a significant increase in revenue generated by our ADMA BioCenters plasma collection facility.”

Revenue

For the quarter ended March 31, 2013, revenues increased to $792,935 compared to $4,400 for the same period in 2012. The increase was primarily a result of the sale of normal source plasma to third party customers. Normal source plasma is collected at ADMA’s Georgia-based, FDA-licensed plasma collection facility. ADMA has generated revenues of approximately $2.7 million from inception through March 31, 2013 from the sale of normal source human plasma collected at ADMA BioCenters.

Cost of Sales

Cost of sales for the quarter ended March 31, 2013 was $529,046, compared to $2,200 for the same period in 2012. The increase was a result of higher costs associated with the sale of normal source plasma through a supply agreement entered into in June 2012.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2013 were $1,467,584, compared to $81,820 for the same period in 2012. Research and development expenses increased primarily as a result of clinical, manufacturing, and regulatory costs associated with the commencement of ADMA’s Phase III clinical study for RI-002, as well as increased wages and benefits for new hires during the second half of 2012, which include the July 2012 appointment of a Chief Scientific Officer/Chief Medical Officer.

Plasma center operating expenses for the quarter ended March 31, 2013 were $515,288, compared to $459,293 for the same period in 2012.  Plasma center operating expenses increased as a result of increased donor collections during the three months ended March 31, 2013

General and administrative expenses for the quarter ended March 31, 2013 were $1,431,106, compared to $674,589 for the same period in 2012. General and administrative expenses increased as a result of a write off of deferred financings fees of $457,520 related to a proposed financing, increases in compensation and stock-based compensation costs related to options grants to the Company’s President and Chief Executive Officer, Board members, and Chief Financial Officer who was appointed in May 2012.

Other Income (Expense)

Interest expense, net was $128,286 for the three months ended March 31, 2013, compared to interest expense, net of $1,427 for the three months ended March 31, 2012.  The increase in interest expense was attributed to interest expense, amortization of debt discount and deferred financing fees related to the Hercules notes payable as of March 31, 2013 compared to having no notes payable as of March 31, 2012.

Net Loss

For the quarter ended March 31, 2013, ADMA’s net loss was $3,241,647, or $(0.55) per share, compared to a net loss of $597,314, or $(0.18) per share, in the same period of 2012. The increase in net loss is attributable to an increase in research and development expenses relating to the commencement of ADMA’s Phase III clinical study and related costs such as clinical, manufacturing, and regulatory fees, in addition to increased general and administrative expenses relating to financing charges, higher stock-based compensation charges, increased interest expense offset by increased revenues.

Cash Position

As of March 31, 2013, the Company had cash and cash equivalents of $10,320,517.

About ADMA Biologics, Inc.

ADMA is a specialty immune globulin company that develops, manufactures and intends to market plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. ADMA also operates ADMA Bio Centers, which is an FDA-licensed source plasma collection facility located in Norcross, Georgia, which provides us with a portion of our blood plasma for the manufacture of RI-002.  For more information please visit the Company’s website at:  www.admabiologics.com

About ADMA’s lead product candidate RI-002

ADMA’s lead product candidate, RI-002 is a specialty plasma-derived, polyclonal, Intravenous Immune Globulin, or IGIV, derived from human plasma containing naturally occurring polyclonal antibodies (eg. streptococcus pneumoniae, H. influenza type B, CMV, measles, tetanus etc.) as well as high levels of antibodies targeted to respiratory syncytial virus, or RSV.  ADMA is pursuing an indication for the use of this specialty IGIV product for treatment of patients diagnosed with primary immune deficiency diseases, or PIDD. Polyclonal antibodies are the primary component of IGIV products. Polyclonal antibodies are proteins produced by B-cells that are used by the body’s immune system to neutralize microbes such as bacteria and viruses. The polyclonal antibodies that are present in RI-002 are expected to prevent infections in immune-compromised patients.

About Primary Immune Deficiency Disease (PIDD)

PIDD is a class of inherited genetic disorders that causes an individual to have a deficient or absent immune system due to either a lack of necessary antibodies or a failure of these antibodies to function properly.  PIDD patients are more vulnerable to infections and more likely to suffer complications from these infections.  According to the World Health Organization, there are over 150 different presentations of PIDD.  As patients suffering from PIDD lack a properly functioning immune system, they typically receive monthly, outpatient infusions of IGIV therapy.  Without this exogenous antibody immune support, these patients would be susceptible to a wide variety of infectious diseases.  PIDD has an estimated prevalence of 1:1,200 in the United States, or approximately 250,000 people.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements concerning the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential investigational new product applications, biologics license applications, and commercialization efforts of the Company's product candidate(s). Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 6, 2013.Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012

REVENUES	$792,935	$4,400

Cost of sales	529,046	2,200

Gross profit	263,889	2,200

OPERATING EXPENSES

Research and development expenses	1,467,584	81,820

Plasma center operating expenses	515,288	459,293

General and administrative expenses	1,431,106	674,589

TOTAL OPERATING EXPENSES	3,413,978	1,215,702

LOSS FROM OPERATIONS	(3,150,089)	(1,213,502)

Interest income	510	7,067

Interest expense	(128,796)	(8,494)

Change in fair value of stock warrants	36,728	-

LOSS BEFORE INCOME TAXES	(3,241,647)	(1,214,929)

State income tax benefit	-	617,615

NET LOSS	$(3,241,647)	$(597,314)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.55)	$(0.18)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	5,871,002	3,363,069

CONDENSED BALANCE SHEET INFORMATION:

	March 31, 2013 (Unaudited)	*December 31, 2012
Assets
Cash and cash equivalents	$10,320,517	$12,535,672
Total Assets	$13,817,307	$15,555,419

Deficit accumulated during the development stage	$(40,350,975)	$(37,109,328)
Total Stockholders’ Equity	$6,400,643	$9,423,746

*Condensed from audited financial statements

Contact:

Brian Lenz, CPA
Vice President & Chief Financial Officer
201-478-5552
www.admabiologics.com
info@admabio.com